                                                                   Exhibit(h)(5)

                              OMNIBUS FEE AGREEMENT

     THIS AGREEMENT is made as of the __ day of _____, 2005, by and between LEGACY FUNDS GROUP (the "Company"), a Massachusetts business trust, BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") issuing shares of beneficial interest ("Shares") in the Company's respective investment portfolios (individually, a "Fund" and collectively, the "Funds");

     WHEREAS, the Company and BISYS have entered into an Co-Administration Agreement dated ______, 2005 ("Co-Administration Agreement"), concerning the provision of certain administrative services for the Funds;

     WHEREAS, the Company and BISYS have entered into a Fund Accounting Agreement dated ____, 2005 ("Fund Accounting Agreement") and a Transfer Agency Agreement dated ____, 2005 ("Transfer Agency Agreement"), concerning the provision of fund accounting and transfer agency services, respectively, for the Funds;

     WHEREAS, the Company desires that BISYS, as Co-Administrator to the Funds, serve as the Funds' paying agent for purposes of making fee payments owed by the Funds to their custodian for custody services rendered to the Funds; and

     WHEREAS, the parties desire to set forth the compensation payable by the Company under the Co-Administration Agreement, Fund Accounting Agreement, and Transfer Agency Agreement (referred to herein collectively as the "BISYS Service Agreements") in a separate written document.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1. The Company shall pay to BISYS the omnibus fee set forth in Section 2 of this Agreement during the term of the BISYS Service Agreements, on the first business day of each month.

     2. The Company shall reimburse BISYS for out-of-pocket expenses and pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a fee for the co-administration, fund accounting and transfer agency services provided by BISYS under the BISYS Services Agreement, comprised of the following components, determined at the annual rates set forth below. For these purposes, the rate at which the asset-based fees are applied is determined by aggregating the assets of all Funds together.

(A) An asset-based fee determined as follows:

Average Daily Net
Assets of the Funds                                Fee Amount
-------------------                                ----------
$0 - up to $500 million        Thirteen one-hundredths of one percent (.13% or
                               13 basis points) of the Funds' average daily net
                               assets

$500 million to $700 million   Eleven and one-half one-hundredths of one percent
                               (.115% or 11.5 basis points) of the Funds'
                               average daily net assets

$700 million to $900 million   Ten and one-half one-hundredths of one percent
                               (.105% or 10.5 basis points) of the Funds'
                               average daily net assets

$900 million to $1 billion     Nine one-hundredths of one percent (.09% or 9
                               basis points) of the Funds' average daily net
                               assets

Over $1 billion                Eight one-hundredths of one percent (.08% or 8
                               basis points) of the Funds' average daily net
                               assets

Plus a shareholder account charge of $25 for each shareholder account in excess of 100 accounts (open or closed) in the relevant Fund, as reflected on BISYS' transfer agent system at any time during the relevant period.

MINIMUM REQUIREMENTS: The foregoing asset-based fees and per account fees are subject to an annual minimum fee equal to: (i) seventy-five thousand dollars ($75,000) per Fund, plus (ii) a class fee of twenty-five thousand dollars ($25,000) for each additional class over and above a single class of Shares, per Fund, plus (iii) twenty-five dollars ($25) for each shareholder account (open or closed) that is reflected on BISYS' transfer agent system at any time during the relevant year.

(B) N-Q FILING FEES

In addition, BISYS shall be entitled to N-Q Filing Fees equal to $3,000.00 per Fund per N-Q filed on such Fund's behalf.

CPI ADJUSTMENT


The fixed fees and other fees expressed as stated dollar amounts (excluding any asset-based fees) in this schedule and in the Agreement shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled

"All Services Less Rent of Shelter" or a similar index should such index no longer be published.

(C) OUT OF POCKET EXPENSES AND MISCELLANEOUS CHARGES

The out of pocket expenses and miscellaneous services fees and charges provided for under the Services Agreements are not included in the above fees and shall also be payable to BISYS in accordance with the provisions of the Services Agreements.

(D) AML SERVICE CHARGES

In addition, the Company shall pay BISYS for the AML Annual program servicing in the amount of $4,500.00 for up to the first 50,000 accounts (to be billed in equal monthly amounts of $375) and $7,000.00, if over 50,000 accounts (to be billed in equal monthly amounts of $583.33)

Systems costs

     Early Warning annual fee        $575.00
     Early Warning per record cost   $  0.22
     Early Warning searches for
     Network Level III are
     conducted and fees applied
     every three weeks
     Equifax - per request cost      $  5.00


(E) FAIR VALUE SUPPORT SERVICES, IF REQUIRED OR AUTHORIZED UNDER THE COMPANY'S VALUATION PROCEDURES (AS DEFINED IN THE FUND ACCOUNTING AGREEMENT)


     As compensation for Fair Value Support Services, if applicable, BISYS shall receive the annual servicing fee for each Fund that the Company designates as being subject to fair value determinations and for which Fair Value Support Services are to be provided by BISYS hereunder, as follows:

One-time Development Fee, due upon the execution of this Agreement: $10,000

Annual Fee for Fair Value Support Services to be provided by BISYS:

     For each Fund with less than 200 securities   $5,000
     For each Funds with at least 200 securities   $7,500

(The Annual Fee is to be billed in equal monthly installments)

The foregoing BISYS fee(s) do not include out of pocket costs. BISYS will also be reimbursed by the Company for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to BISYS for use in valuing the portfolio holdings of a specific Fund or Funds.

     3. (a) The custodian fee payable by the Company to Comerica Bank (the "Custodian") pursuant to the Custody Agreement, dated [April 1,2002] between the Company and the Custodian, shall be paid by BISYS from that portion of the asset-based fee set forth in 2(A) above, that exceeds, in any given year, the minimum requirements provided for in Section 2(A) above. The custodian fee is set forth on Schedule A hereto. To the extent that (i) such excess is insufficient to pay the amount owed by the Fund to the Custodian in a particular year, or (ii) the custodial fee agreed to by the Company exceeds the amount set forth in Schedule A, the amount owed to the Custodian shall be paid from the Funds' assets. The minimum fee payable to BISYS, the other fees set forth in
Section 2 above, and any remaining portion of the asset-based fees set forth in
Section 2(A) above that are retained by BISYS following payment to the Custodian shall collectively be deemed to be in consideration for the services provided by BISYS under the BISYS Service Agreements.

          (b) It is expressly understood and agreed that all other fees (whether miscellaneous services fees, N-Q filing fees, AML Servicing Fees, Fair Value Service Fees or otherwise) and reimbursement of out-of-pocket expenses are excluded from the calculation of asset-based fees and required minimums discussed above.

     4. This Agreement shall be governed by, and its provisions construed in accordance with, the laws of the State of Ohio. It is expressly agreed that the obligations of the Company hereunder shall not be binding upon any of the Trustees or shareholders of the Company personally, but shall bind only the trust property of the Company. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Company, acting in such capacity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                        LEGACY FUNDS GROUP


                                        By:
                                            ------------------------------------


                                        BISYS FUND SERVICES OHIO, INC.


                                        By:
                                            ------------------------------------

                                   SCHEDULE A
                          TO THE OMNIBUS FEE AGREEMENT
                                      AMONG
                         BISYS FUND SERVICES OHIO, INC.
                                       AND
                               LEGACY FUNDS GROUP

CUSTODIAN FEE:

The custody fee for each Fund is 0.075% (0.75 basis points) on average net assets up to 1 billion dollars ($1,000,000,000) and 0.050% (0.50 basis points) on average net assets over 1 billion dollars ($1,000,000,000), subject to a minimum annual fee of ten thousand dollars ($10,000) per Fund.


                                      B-1